SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 12, 2004.

Fog Cutter Capital Group Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	0-23911	52-2081138
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1410 SW Jefferson Street, Portland, OR		97201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (503) 721-6500

Item 5.           Other Events.

On May 12, 2004, the Company increased its investment in Fatburger Holdings Inc. (“Fatburger”) and entered into a long-term association with the restaurant chain.

In August 2003, Fog Cutter announced the completion of a $5.4 million investment and financing package for Fatburger.  At the time, Fog Cutter’s investment included the purchase of convertible preferred stock and redeemable convertible preferred stock.  Subsequently, during the first quarter of 2004, Fog Cutter also funded a $1 million line of credit for Fatburger.  Under the terms of the new transaction, Fog Cutter has invested an additional $2 million in cash, and exchanged the amounts due under its $1 million line of credit, both for additional preferred stock of Fatburger.

As a result of the new investment, Fog Cutter will continue to have a majority of the voting control of Fatburger.  The investment consists of three classes of preferred stock:

•                  Series A-1 Preferred, which is convertible into common stock equaling a fully diluted 35% ownership interest in Fatburger;

•                  Series A-2 Preferred, which is convertible into common stock equaling a fully diluted 15% ownership interest in Fatburger; and

•                  Series D Preferred, which is redeemable by Fatburger for approximately $10 million, plus accrued dividends of 20% annually.

The new structure eliminates the scheduled redemption dates that had been a part of the initial investment by Fog Cutter.

Item 7.           Financial Statements, Pro Forma Financial Information and Exhibits.

(c)                                  Exhibits.

The following exhibit is filed as part of this report:

99.1                           Press Release Dated May 13, 2004 – “Fog Cutter Capital Group Inc. Makes Long-Term Additional Investment in Fatburger”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Fog Cutter Capital Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 14, 2004

FOG CUTTER CAPITAL GROUP INC.

By:	/s/ R. Scott Stevenson
R. Scott Stevenson
Senior Vice President and Chief Financial Officer